KPMG (letterhead)
221 N. Kansas Street, Suite 1300
P.O. Box 522551
El Paso, TX 79999-0010







Securities and Exchange Commission
Washington, D.C.   20549


Ladies and Gentlemen:

We were previously principal accountants for Elamex, S.A. de C.V. and, under the date of March 1, 1999, we reported on the consolidated financial statements of Elamex, S.A. de C.V. and subsidiaries (Elamex) as of and for the years ended December 31, 1998 and 1997. On March 24, 1999, our appointment as principal accountants was terminated. We have read Elamex's statements included under Item 4 of its 8-K dated April 30, 1999, and we agree with such statements, except (i) that we are not in a position to agree or disagree with Elamex's statement that the change was recommended by the audit committee of the Board of Directors and
(ii) except as described ion the following sentence. In our letter relating to internal control and accounting procedures dated March 1, 1999, we noted a reportable condition related to Elamex's accounting records and procedures in accounting for income taxes.






/S/ KPMG LLP



El Paso, Texas
May 4, 1999